Exhibit 99.1

Dana Incorporated Amends Credit Agreement to Further Strengthen its Balance Sheet and Liquidity Position

MAUMEE, Ohio, Sep. 4, 2019 - Dana announced the closing of an amendment to its existing senior secured credit facility. The amended and restated senior secured credit facility includes an amended and extended revolving credit facility, which increases the aggregate amount available to $1 billion from $750 million and extends the maturity to 2024. The amendment also extends the maturity of the existing Term Loan A tranche by two years to 2024. As a result of this amendment, pricing of both the revolving facility and Term Loan A, were reduced by 25 basis points.

“We are quite pleased with this amendment as it affords the company increased liquidity matching the growth our business has achieved over the last few years, while lowering overall borrowing costs,” said Jonathan Collins, Dana executive vice president and chief financial officer. “We expect strong free cash flow generation of approximately $2 billion over the next five years, which will further enhance our already strong balance sheet as we move toward our long-term leverage target.”

Citi acted as administrative agent, joint lead arranger, and joint bookrunner for the transaction.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions for vehicles and machinery. The company’s portfolio improves the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. From axles, driveshafts, and transmissions to electrodynamic, thermal, sealing, and digital solutions, the company enables the propulsion of conventional, hybrid, and electric-powered vehicles by supplying nearly every vehicle and engine manufacturer in the world.

Founded in 1904, Dana employs more than 36,000 people who are committed to delivering long-term value to customers. Based in Maumee, Ohio, USA, and with locations in 33 countries across six continents, the company reported sales of $8.1 billion in 2018. Having established a dynamic, high-performance culture, the company has been recognized globally as a top employer, with significant honors in Asia, India, Italy, Mexico, and the United States. Learn more at www.dana.com.

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